Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Verrica Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-226153, 333-231265 and 333-237174) on Form S-8 and (No. 333-237171) on Form S-3 of Verrica Pharmaceuticals Inc. of our report dated March 17, 2021, with respect to the balance sheets of Verica Pharmaceuticals Inc. as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Verrica Pharmaceuticals Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 17, 2021